Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS;
PROVIDES 2013 FINANCIAL GUIDANCE

▪
Fourth-Quarter 2012 Revenues of $15.1 Billion and Full-Year Revenues of $59.0 Billion, both excluding Discontinued Operations Revenues of $592 Million and $2.3 Billion, Respectively, from the Nutrition(1) Business

▪	Fourth-Quarter 2012 Adjusted Diluted EPS(2) of $0.47, Reported Diluted EPS(3) of $0.85; Full-Year 2012 Adjusted Diluted EPS(2) of $2.19, Reported Diluted EPS(3) of $1.94

▪	Repurchased $3.4 Billion and $8.2 Billion of Common Stock in Fourth-Quarter and Full-Year 2012, Respectively

▪
Provides Initial 2013 Financial Guidance; Reflects the Benefit of a Full-Year Contribution from Zoetis(4), Partially Offset by a $0.02 Unfavorable Impact on Adjusted(2) and Reported(3) Diluted EPS Guidance for Zoetis(4)-Related Interest Expense and Certain Duplicative and Other Costs Given its Potential Separation

($ in millions, except per share amounts)
	Fourth-Quarter			Full-Year
	2012	2011(5)	Change	2012	2011(5)	Change
Reported Revenues	$15,068	$16,141	(7%)	$58,986	$65,259	(10%)
Adjusted Income(2)	3,512	3,784	(7%)	16,476	17,839	(8%)
Adjusted Diluted EPS(2)	0.47	0.49	(4%)	2.19	2.27	(4%)
Reported Net Income(3)	6,315	1,439	*	14,570	10,009	46%
Reported Diluted EPS(3)	0.85	0.19	*	1.94	1.27	53%

See end of text prior to tables for notes.
*  Calculation not meaningful

NEW YORK, N.Y., Tuesday, January 29, 2013 – Pfizer Inc. (NYSE: PFE) today reported financial results for fourth-quarter and full-year 2012.  Fourth-quarter 2012 revenues were $15.1 billion, a decrease of 7% compared with $16.1 billion in the year-ago quarter, which reflects an operational decline of $802 million, or 5%, and the unfavorable impact of foreign exchange of $271 million, or 2%.

For fourth-quarter 2012, U.S. revenues were $5.8 billion, a decrease of 9% compared with the year-ago quarter.  This decrease was primarily the result of the loss of exclusivity of Lipitor in November 2011 and Geodon in March 2012.  International revenues were $9.3 billion, a decrease of 5% compared with the prior-year quarter, mainly due to the losses of exclusivity of Lipitor in developed Europe during second-quarter 2012 and the unfavorable impact of foreign exchange.  U.S. revenues represented 38% of total revenues in fourth-quarter 2012 compared with 39% in the year-ago quarter, while international revenues represented 62% of total revenues in fourth-quarter 2012 compared with 61% in the year-ago quarter.

Full-year 2012 revenues were $59.0 billion, a decrease of 10% compared with $65.3 billion in full-year 2011, which reflects an operational decline of $4.8 billion, or 8%, and the unfavorable impact of foreign exchange of $1.5 billion, or 2%.

For full-year 2012, U.S. revenues were $23.1 billion, a decrease of 14% compared with full-year 2011.  This decrease was primarily the result of the aforementioned loss of exclusivity of Lipitor.  International revenues were $35.9 billion, a decrease of 6% compared with the prior year, mainly due to the previously mentioned losses of exclusivity of Lipitor and the unfavorable impact of foreign exchange.  U.S. revenues represented 39% of total revenues in full-year 2012 compared with 41% in the previous year, while international revenues represented 61% of total revenues in full-year 2012 compared with 59% in full-year 2011.

Fourth-Quarter Revenues(6)

($ in millions) Favorable/(Unfavorable)	2012	2011	Change	Foreign Exchange	Operational

Primary Care	$3,833	$5,411	(29%)	(1%)	(28%)
Specialty Care	3,668	3,820	(4%)	(2%)	(2%)
Emerging Markets	2,652	2,264	17%	(3%)	20%
Established Products	2,370	2,300	3%	(2%)	5%
Oncology	370	341	9%	(2%)	11%
Biopharmaceutical	12,893	14,136	(9%)	(2%)	(7%)

Animal Health	1,171	1,106	6%	(2%)	8%
Consumer Healthcare	936	810	16%	(1%)	17%
Other(7)	68	89	(24%)	(1%)	(23%)

Total	$15,068	$16,141	(7%)	(2%)	(5%)

See end of text prior to tables for notes.

Business Commentary
Primary Care unit revenues decreased 28% operationally in comparison with fourth-quarter 2011, primarily due to the losses of exclusivity of Lipitor in most major markets, as well as the resulting shift in the reporting of U.S. and Japan Lipitor revenues to the Established Products unit beginning January 1, 2012.  This decline in revenues for Lipitor and for certain other Primary Care unit products that lost exclusivity in various markets in 2012 and 2011 reduced Primary Care unit revenues by approximately $1.8 billion, or 33%.  The impact of this decline was slightly offset by the continued strong operational growth of Lyrica in developed markets as well as Celebrex and Viagra in the U.S.

Specialty Care unit revenues declined 2% operationally in comparison with fourth-quarter 2011.  Revenues were positively impacted by growth of the Prevnar/Prevenar franchise, primarily due to the timing of U.S. government purchases, as well as growth of Enbrel and Rebif, mostly in the U.S., in addition to Benefix, ReFacto/Xyntha and Zyvox.  This increase was more than offset by approximately $360 million, or 9%, due to product losses of exclusivity.

Emerging Markets unit revenues grew 20% operationally in comparison with fourth-quarter 2011.  This growth was primarily driven by strong volume growth in China as a result of more targeted promotional efforts for key innovative and established products, including Lipitor, Norvasc and Sulperazon, and overall market growth, as well as the timing of government purchases of Enbrel in Brazil and Prevenar 13 in Turkey in comparison with the year-ago period.

Established Products unit revenues increased 5% operationally in comparison with the prior-year period, primarily reflecting the inclusion of $200 million of U.S. and Japan branded Lipitor revenues in fourth-quarter 2012.  This increase was partially offset by the decline of revenues of certain products that recently lost exclusivity and the impact of ongoing pricing pressures, primarily in developed Europe and South Korea.  Total revenues from established products in both the Established Products and Emerging Markets units were $3.5 billion, with $1.1 billion generated in emerging markets.

Oncology unit revenues increased 11% operationally in comparison with fourth-quarter 2011.  Revenues were positively impacted by the launches of Inlyta and Xalkori in the U.S. and certain other developed markets.  Revenues were negatively impacted by approximately $44 million, or 13%, due to the shift in the reporting of international Aromasin revenues to the Established Products unit beginning January 1, 2012.

Consumer Healthcare unit revenues increased 17% operationally in comparison with fourth-quarter 2011, primarily due to the addition of products from the acquisitions of Ferrosan Consumer Health in December 2011 and Alacer Corp. in February 2012 as well as strong growth of Advil and Centrum in the U.S.

Adjusted Expenses(2), Adjusted Income(2) and Adjusted Diluted EPS(2) Highlights
	Fourth-Quarter Selected Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2012	2011	Change	Foreign Exchange	Operational

Adjusted Cost of Sales(2)	$3,106	$3,083	1%	8%	(7%)
As a Percent of Revenues	20.6%	19.1%	N/A	N/A	N/A
Adjusted SI&A Expenses(2)	4,658	5,173	(10%)	(1%)	(9%)
Adjusted R&D Expenses(2)	2,000	2,318	(14%)	(1%)	(13%)

Total	$9,764	$10,574	(8%)	1%	(9%)

See end of text prior to tables for notes.

Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate were $9.8 billion in fourth-quarter 2012, a decrease of 8% compared with $10.6 billion in fourth-quarter 2011.  Excluding the unfavorable impact of foreign exchange of $161 million, or 1%, these costs decreased 9%, primarily reflecting the benefits of cost-reduction and productivity initiatives.

Savings in adjusted R&D expenses(2) were generated in fourth-quarter 2012 primarily by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced initiatives.  Lower adjusted SI&A expenses(2) compared with the year-ago period primarily reflect a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, and more streamlined corporate support functions.  Adjusted cost of sales(2) and adjusted cost of sales(2) as a percent of revenues were favorably impacted by the benefits generated from the ongoing cost-reduction and productivity initiatives to streamline the manufacturing network, while unfavorably impacted by the decline in revenues contributing to a shift in geographic, business and product mix as well as by foreign exchange.  Additionally, adjusted cost of sales(2) compared with the same period last year reflects reduced manufacturing volumes given the aforementioned products that lost exclusivity in various markets.

In full-year 2012, adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate were $34.6 billion, a decrease of 12% compared with $39.2 billion in full-year 2011.  Excluding the favorable impact of foreign exchange of $840 million, or 2%, these costs decreased 10%, primarily reflecting the aforementioned items.

The fourth-quarter 2012 effective tax rate on adjusted income(2) was 31.0%, compared with 29.8% in fourth-quarter 2011.  The 2012 full-year effective tax rate on adjusted income(2) was 29.3%, compared with 29.6% for the full-year 2011.  The rates for 2012 compared with the prior-year rates reflect the impact of the change in the jurisdictional mix of earnings and the expiration of the U.S. research and development tax credit. The full-year 2012 effective tax rate compared to the prior-year rate also reflects the favorable impact of the resolution of foreign audits pertaining to multiple tax years, recorded in third-quarter 2012.

The diluted weighted-average shares outstanding for fourth-quarter and full-year 2012 were 7.4 billion and 7.5 billion shares, respectively, a reduction of approximately 292 million and 362 million shares, respectively, compared with the same periods in 2011.  These declines were primarily due to the Company’s ongoing share-repurchase program.

As a result of the aforementioned factors, fourth-quarter 2012 adjusted income(2) was $3.5 billion, a decrease of 7% compared with $3.8 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.47, a decrease of 4% compared with $0.49 in fourth-quarter 2011.   Full-year 2012 adjusted income(2) was $16.5 billion, a decrease of 8% compared with $17.8 billion in full-year 2011, and adjusted diluted EPS(2) was $2.19, a decrease of 4% compared with $2.27 in full-year 2011.

Reported Net Income(3) and Reported Diluted EPS(3) Highlights
In addition to the aforementioned factors, fourth-quarter and full-year 2012 reported earnings in comparison with the same periods in 2011 were favorably impacted by the gain on the sale of the Nutrition(1) business, lower purchase accounting adjustments, lower acquisition-related costs and lower costs related to cost-reduction and productivity initiatives, while unfavorably impacted by higher costs associated with the potential separation of Zoetis(4).   Full-year 2012 reported earnings in comparison with full-year 2011 were also unfavorably impacted by certain legal charges, primarily associated with hormone-replacement therapy, Rapamune, Celebrex and Chantix, and the non-recurrence of the gain on the sale of Capsugel(5) recorded in third-quarter 2011.

The fourth-quarter 2012 effective tax rate on reported results was 31.3%, compared with 34.4% in fourth-quarter 2011.  The full-year 2012 effective tax rate on reported results was 21.2%, compared with 31.8% for full-year 2011.  The lower rates for 2012 compared with the prior-year rates reflect the impact of the change in the jurisdictional mix of earnings and the expiration of the U.S. research and development tax credit.   The full-year 2012 effective tax rate was also favorably impacted by a settlement with the U.S. Internal Revenue Service related to audits for multiple tax years and the aforementioned resolution of foreign audits, partially offset by the unfavorable impact of the non-deductibility of the aforementioned legal charge related to Rapamune, all recorded in third-quarter 2012.

As a result of all these factors, fourth-quarter 2012 reported net income(3) was $6.3 billion, compared with $1.4 billion in the prior-year quarter, and reported diluted EPS(3) was $0.85, compared with $0.19 in fourth-quarter 2011.  Full-year 2012 reported net income(3) was $14.6 billion, an increase of 46% compared with $10.0 billion in full-year 2011, and reported diluted EPS(3) was $1.94, an increase of 53% compared with $1.27 in full-year 2011.

Executive Commentary
Ian Read, Chairman and Chief Executive Officer, stated, “In 2012, we generated attractive returns for our shareholders and made meaningful progress in positioning Pfizer for anticipated sustained value creation.   Notable achievements during 2012 included approvals of five important new products in key markets, realizing significant value through the sale of our Nutrition(1) business, preparation for our potential initial public offering of up to a 19.8% stake in Zoetis(4) in order to further unlock value, as well as returning almost $15 billion to our shareholders through dividends and share repurchases.   In addition, many of our key innovative products reported solid operational growth, and our Emerging Markets business generated strong growth.  We continued to make important advances in our mid-to-late stage pipeline, notably in the oncology and vaccines areas, effectively managed our cost structure and progressed key initiatives that I believe will drive future growth.  These achievements reflect the continued hard work and commitment of our colleagues in support of Pfizer’s ability to realize long-term success.”

“During 2013, we will continue to foster our two distinct operating models in order to best support our innovative and value-driven businesses and position them to generate peak performance.   We also look forward to successful launches for Xeljanz for the treatment of moderate-to-severe rheumatoid arthritis and, together with our partner Bristol-Myers Squibb, Eliquis for the prevention of stroke and systemic embolism in patients with nonvalvular atrial fibrillation.  These opportunities represent important new therapies in high-need markets.  In addition, our mid-to-late stage pipeline continues to strengthen with key potential opportunities, including palbociclib (PD-332991) for advanced breast cancer, RN316 (PCSK9) for lowering LDL cholesterol, dacomitinib for advanced non-small cell lung cancer, inotuzumab for aggressive non-Hodgkin's lymphoma and acute lymphoblastic leukemia, Xeljanz for psoriasis, and the rLP2086 vaccine for meningococcal B in adolescents and young adults.  In addition, I expect that ‘bolt-on’ business development will continue to play an important role in supplementing our internal efforts.”

“In summary, we remain intently focused on continued value creation for our shareholders, driving meaningful innovation and pursuing the most attractive opportunities for deployment of our shareholders’ capital,” concluded Mr. Read.

Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our 2012 financial performance, our recent product approvals and our expense reductions, as evidenced by the $4.5 billion decline in adjusted cost of sales, SI&A expenses and R&D expenses(2) in the aggregate compared with 2011.   Additionally, we completed an important strategic initiative through the sale of our Nutrition(1) business to Nestlé, and are ready to execute on another important strategic initiative with the potential initial public offering of up to a 19.8% stake in Zoetis(4), after having recently completed a related $3.65 billion debt offering.  We continue to expect to allocate the proceeds from these transactions to share repurchases while also considering other value-creating opportunities, with the return on share repurchases remaining the case to beat.”

“We are also providing our initial 2013 financial guidance, including a range for revenues of $56.2 to $58.2 billion and for adjusted diluted EPS(2) of $2.20 to $2.30.  Our guidance reflects the benefit of a full-year contribution from Zoetis(4), partially offset by an unfavorable $0.02 adjusted(2) and reported(3) diluted EPS impact for Zoetis(4)-related interest expense associated with the $3.65 billion debt offering and certain duplicative and other costs given the potential separation of  Zoetis(4).  Additionally, our revenue guidance reflects the anticipated negative impact of approximately $4 billion due to product losses of exclusivity and the near-term expiration of certain co-promotion agreements.  We expect adjusted SI&A expenses(2) to be between $15.6 billion and $16.6 billion, with the mid-point below the 2012 level.  Notably, we expect SI&A expenses will include substantial expenses associated with the launches of various key medicines, including Eliquis, Xeljanz and Prevnar/Prevenar 13 for adults, but plan to essentially offset those incremental expenses through our cost-reduction initiatives.  Lastly, we expect to continue to deploy significant capital to share repurchases during the year,” concluded Mr. D’Amelio.

2013 Financial Guidance
Pfizer’s financial guidance is summarized below.

Reported Revenues	$56.2 to $58.2 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$15.6 to $16.6 billion
Adjusted R&D Expenses(2)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $900 million
Effective Tax Rate on Adjusted Income(2)	Approximately 28.0%
Reported Diluted EPS(3)	$1.50 to $1.65
Adjusted Diluted EPS(2)	$2.20 to $2.30

The exchange rates assumed in connection with the 2013 financial guidance are as of mid-January 2013.

The 2013 financial guidance does not assume the completion of any business development transactions not completed as of December 31, 2012, including any one-time upfront payments associated with such transactions, and excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2012.

The 2013 financial guidance reflects the benefit of a full-year contribution from Zoetis(4).  Adjusted(2) and Reported(3) Diluted EPS guidance includes a $0.02 unfavorable impact for Zoetis(4)-related interest expense and certain duplicative and other costs given its potential separation.  Reported Diluted EPS(3) guidance includes an additional $0.02 unfavorable impact for costs related to the establishment of Zoetis’(4) corporate and manufacturing support functions, and certain other costs related to the potential separation of Zoetis(4) from Pfizer, including new branding, creation of a standalone infrastructure, site separation and certain legal registration and patent assignment costs.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)
On November 30, 2012, Pfizer completed the sale of the Nutrition business to Nestlé.  The operating results of the Nutrition business are reported as Discontinued Operations – net of tax in the consolidated statements of income for all periods presented.  The gain on the sale of the Nutrition business is reported as Discontinued Operations – net of tax in the consolidated statements of income for fourth-quarter and full-year 2012.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported U.S. generally accepted accounting principles (GAAP) net income(3) and its components and reported diluted EPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended September 30, 2012, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of certain GAAP reported to non-GAAP adjusted information for the fourth-quarter and full-year 2012 and 2011, as well as reconciliations of full-year 2013 guidance for adjusted income and adjusted diluted EPS to full-year 2013 guidance for reported net income(3) and reported diluted EPS(3), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(4)
Pfizer previously announced its intention to initiate a potential initial public offering of up to a 19.8% stake in Zoetis Inc. (Zoetis), a subsidiary of Pfizer, and Zoetis has filed a registration statement with the Securities and Exchange Commission.  Upon completion of the potential initial public offering, Pfizer will have transferred substantially all of its animal health business assets and liabilities to Zoetis.  The financial results of Zoetis differ from the financial results of the Animal Health business unit as the components of this unit differ from Zoetis and, therefore, the financial results of the Animal Health business unit should not be relied upon as indicative of the performance of Zoetis.

(5)
On August 1, 2011, Pfizer completed the sale of Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P.  The operating results and the gain on the sale of Capsugel are reported as Discontinued operations – net of tax in the consolidated statements of income for full-year 2011.  Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the results beginning January 31, 2011.  Therefore, in accordance with Pfizer’s domestic and international reporting periods, in full-year 2011 the operating results reflect approximately eleven months of King’s U.S. operations and approximately ten months of King’s international operations.

(6)	For a description of each business unit, see Note 13A to Pfizer’s condensed consolidated financial statements included in Pfizer’s Form 10-Q for the fiscal quarter ended September 30, 2012.

(7)	Other includes revenues generated primarily from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization.

Contacts:
Media		Investors
Joan Campion	212.733.2798	Suzanne Harnett	212.733.8009
		Jennifer Davis	212.733.0717

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2012	2011	(Decr.)	2012	2011	(Decr.)
Revenues	$15,068	$16,141	(7)	$58,986	$65,259	(10)
Costs and expenses:
Cost of sales(b)	3,172	3,627	(13)	11,334	14,076	(19)
Selling, informational and administrative expenses(b)	4,815	5,197	(7)	16,616	18,832	(12)
Research and development expenses(b)	2,136	2,587	(17)	7,870	9,074	(13)
Amortization of intangible assets(c)	1,236	1,406	(12)	5,175	5,544	(7)
Restructuring charges and certain acquisition-related costs	791	472	68	1,880	2,930	(36)
Other deductions--net	748	697	7	4,031	2,499	61
Income from continuing operations before provision
for taxes on income	2,170	2,155	1	12,080	12,304	(2)
Provision for taxes on income	680	742	(8)	2,562	3,909	(34)
Income from continuing operations	1,490	1,413	5	9,518	8,395	13
Discontinued operations--net of tax	4,831	35	*	5,080	1,654	207
Net income before allocation to noncontrolling interests	6,321	1,448	*	14,598	10,049	45
Less: Net income attributable to noncontrolling interests	6	9	(33)	28	40	(30)
Net income attributable to Pfizer Inc.	$6,315	$1,439	*	$14,570	$10,009	46

Earnings per common share--basic:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.20	$0.18	11	$1.27	$1.07	19
Discontinued operations--net of tax	0.66	-	*	0.68	0.21	224
Net income attributable to Pfizer Inc. common shareholders	$0.86	$0.19	*	$1.96	$1.28	53

Earnings per common share--diluted:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.20	$0.18	11	$1.26	$1.06	19
Discontinued operations--net of tax	0.65	-	*	0.68	0.21	224
Net income attributable to Pfizer Inc. common shareholders	$0.85	$0.19	*	$1.94	$1.27	53

Weighted-average shares used to calculate earnings per common share:
Basic	7,319	7,635		7,442	7,817
Diluted	7,395	7,687		7,508	7,870

(a)
The above financial statements present the three and twelve months ended December 31, 2012 and 2011. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2012 and 2011.

On November 30, 2012, we completed the sale of our Nutrition business and recognized a gain of approximately $4.8 billion related to the sale of this business in  Discontinued operations--net of tax for the three and twelve months ended December 31, 2012. The operating results of this business are reported as Discontinued operations--net of tax for all periods presented.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain of approximately $1.3 billion related to the sale of this business. The gain and the operating results of this business are reported as Discontinued operations--net of tax for the twelve months ended December 31, 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our operating results for the twelve months ended December 31, 2011 reflect approximately eleven months of King’s U.S. operations and approximately ten months of King’s international operations.

Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

See Supplemental Information that accompanies these materials for additional details.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$15,068	$-	$-	$-	$-	$15,068
Cost of sales(b)	3,172	4	(53)	-	(17)	3,106
Selling, informational and administrative expenses(b)	4,815	9	(1)	-	(165)	4,658
Research and development expenses(b)	2,136	-	(1)	-	(135)	2,000
Amortization of intangible assets(c)	1,236	(1,210)	-	-	-	26
Restructuring charges and certain acquisition-related costs	791	-	(262)	-	(529)	-
Other deductions--net	748	(10)	-	-	(557)	181
Income from continuing operations before provision for taxes on income	2,170	1,207	317	-	1,403	5,097
Provision for taxes on income	680	334	50	-	515	1,579
Income from continuing operations	1,490	873	267	-	888	3,518
Discontinued operations--net of tax	4,831	-	-	(4,831)	-	-
Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	6,315	873	267	(4,831)	888	3,512
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.85	0.12	0.04	(0.65)	0.12	0.47

	Twelve Months Ended December 31, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$58,986	$-	$-	$-	$-	$58,986
Cost of sales(b)	11,334	(5)	(267)	-	(68)	10,994
Selling, informational and administrative expenses(b)	16,616	13	(9)	-	(339)	16,281
Research and development expenses(b)	7,870	3	(6)	-	(521)	7,346
Amortization of intangible assets(c)	5,175	(4,973)	-	-	-	202
Restructuring charges and certain acquisition-related costs	1,880	-	(685)	-	(1,195)	-
Other deductions--net	4,031	5	-	-	(3,201)	835
Income from continuing operations before provision for taxes on income	12,080	4,957	967	-	5,324	23,328
Provision for taxes on income	2,562	1,359	211	-	2,692	6,824
Income from continuing operations	9,518	3,598	756	-	2,632	16,504
Discontinued operations--net of tax	5,080	-	-	(5,080)	-	-
Net income attributable to noncontrolling interests	28	-	-	-	-	28
Net income attributable to Pfizer Inc.	14,570	3,598	756	(5,080)	2,632	16,476
Earnings per common share attributable to Pfizer Inc.--diluted(d)	1.94	0.48	0.10	(0.68)	0.35	2.19

(a)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors.  Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

See end of tables for notes (1), (2) and (3).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2011
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$16,141	$-	$-	$-	$-	$16,141
Cost of sales(b)	3,627	(149)	(145)	-	(250)	3,083
Selling, informational and administrative expenses(b)	5,197	(5)	(4)	-	(15)	5,173
Research and development expenses(b)	2,587	2	(14)	-	(257)	2,318
Amortization of intangible assets(c)	1,406	(1,353)	-	-	-	53
Restructuring charges and certain acquisition-related costs	472	-	(360)	-	(112)	-
Other deductions--net	697	(51)	-	-	(538)	108
Income from continuing operations before provision for taxes on income	2,155	1,556	523	-	1,172	5,406
Provision for taxes on income	742	408	202	-	261	1,613
Income from continuing operations	1,413	1,148	321	-	911	3,793
Discontinued operations--net of tax	35	-	-	(35)	-	-
Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	1,439	1,148	321	(35)	911	3,784
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.19	0.15	0.04	-	0.12	0.49

	Twelve Months Ended December 31, 2011
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$65,259	$-	$-	$-	$-	$65,259
Cost of sales(b)	14,076	(1,230)	(555)	-	(257)	12,034
Selling, informational and administrative expenses(b)	18,832	(11)	(45)	-	(54)	18,722
Research and development expenses(b)	9,074	2	(23)	-	(655)	8,398
Amortization of intangible assets(c)	5,544	(5,392)	-	-	-	152
Restructuring charges and certain acquisition-related costs	2,930	-	(1,356)	-	(1,574)	-
Other deductions--net	2,499	(122)	-	-	(1,807)	570
Income from continuing operations before provision for taxes on income	12,304	6,753	1,979	-	4,347	25,383
Provision for taxes on income	3,909	1,753	522	-	1,320	7,504
Income from continuing operations	8,395	5,000	1,457	-	3,027	17,879
Discontinued operations--net of tax	1,654	-	-	(1,654)	-	-
Net income attributable to noncontrolling interests	40	-	-	-	-	40
Net income attributable to Pfizer Inc.	10,009	5,000	1,457	(1,654)	3,027	17,839
Earnings per common share attributable to Pfizer Inc.--diluted(d)	1.27	0.64	0.19	(0.21)	0.38	2.27

(a)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors.  Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

See end of tables for notes (1), (2) and (3).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS*
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2012 and 2011. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2012 and 2011.

On November 30, 2012, we completed the sale of our Nutrition business and recognized a gain of approximately $4.8 billion related to the sale of this business in  Discontinued operations--net of tax for the three and twelve months ended December 31, 2012. The operating results of this business are reported as  Discontinued operations--net of tax for all periods presented.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain of approximately $1.3 billion related to the sale of this business. The gain and the operating results of this business are reported as Discontinued operations--net of tax for the twelve months ended December 31, 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our operating results for the twelve months ended December 31, 2011 reflect approximately eleven months of King’s U.S. operations and approximately ten months of King’s international operations.

(2) Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2012	2011	2012	2011

Transaction costs(a)	$-	$2	$1	$30
Integration costs(a)	110	163	405	725
Restructuring charges(a)	152	195	279	601
Additional depreciation -- asset restructuring(b)	55	163	282	623
Total acquisition-related costs -- pre-tax	317	523	967	1,979
Income taxes(c)	(50)	(202)	(211)	(522)
Total acquisition-related costs -- net of tax	$267	$321	$756	$1,457

(a)
Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. All of these costs and charges are included in  Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($53 million), Selling, informational and administrative expenses ($1 million), and Research and development expenses ($1 million) for the three months ended December 31, 2012. Included in Cost of sales ($267 million), Selling, informational and administrative expenses ($9 million) and Research and development expenses ($6 million) for the twelve months ended December 31, 2012. Included in Cost of sales ($145 million), Selling, informational and administrative expenses ($4 million) and Research and development expenses ($14 million) for the three months ended December 31, 2011. Included in Cost of sales ($555 million), Selling, informational and administrative expenses ($45 million) and Research and development expenses ($23 million) for the twelve months ended December 31, 2011.

	(c)	Included in Provision for taxes on income.

(3)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2012	2011	2012	2011

Restructuring charges(a)	$529	$112	$1,195	$1,574
Implementation costs and additional depreciation -- asset restructuring(b)	207	522	693	959
Certain legal matters(c)	208	165	2,191	822
Certain asset impairment charges(d)	369	261	912	856
Costs associated with the potential separation of Zoetis(e)	134	27	325	35
Other	(44)	85	8	101
Total certain significant items -- pre-tax	1,403	1,172	5,324	4,347
Income taxes(f)	(515)	(261)	(2,692)	(1,320)
Total certain significant items -- net of tax	$888	$911	$2,632	$3,027

(a)	Primarily related to our cost-reduction and productivity initiatives, included in Restructuring charges and certain acquisition-related costs.

(b)
Primarily related to our cost-reduction and productivity initiatives. Included in Cost of sales ($8 million), Selling, informational and administrative expenses ($64 million) and Research and development expenses ($135 million) for the three months ended December 31, 2012. Included in Cost of  sales ($31 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($521 million) for the twelve months ended December 31, 2012. Included in Cost of sales ($250 million), Selling, informational and administrative expenses ($15 million) and Research  and development expenses ($257 million) for the three months ended December 31, 2011. Included in Cost of sales ($250 million), Selling, informational and administrative expenses ($54 million) and Research and development expenses ($655 million) for the twelve months ended December 31, 2011.

(c)
Included in Other deductions--net. In fourth-quarter 2012, primarily includes charges related to Chantix litigation. In full-year 2012, primarily includes a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth’s historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to hormone-replacement therapy litigation and Chantix litigation. In 2011, primarily includes charges for hormone-replacement therapy litigation.

(d)
Primarily included in Other deductions--net. In fourth-quarter and full-year 2012, primarily relates to certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including in-process research and development (IPR&D) intangible assets. In fourth-quarter 2011, primarily relates to our indefinite-lived brand asset, Xanax, as a result of an increased competitive environment. In full-year 2011, substantially all relates to certain intangible assets acquired in connection with our acquisition of Wyeth, including IPR&D intangible assets, and our indefinite-lived brand asset, Xanax, as mentioned in the previous sentence.

(e)
Costs incurred in connection with the potential initial public offering of up to a 19.8% ownership stake in Zoetis.  Includes expenditures for banking, legal, accounting and similar services related to the potential transaction, as well as costs incurred associated with the potential separation of Zoetis employees, net assets and operations from Pfizer, such as consulting and systems costs. Included in Cost of sales ($6 million), Selling, informational and administrative expenses ($96 million) and Other deductions--net ($32 million) for the three months ended December 31, 2012. Included in Cost of sales ($6 million), Selling, informational and administrative expenses ($194 million) and Other deductions--net ($125 million) for the twelve months ended December 31, 2012. For the three and twelve months ended December 31, 2011, substantially all included in Other deductions--net.

(f)
Included in Provision for taxes on income. Includes a settlement with the U.S. IRS related to audits for multiple tax years of $1.1 billion, representing tax and interest, for the twelve months ended December 31, 2012.

*
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors.  Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

PFIZER INC.
BUSINESS REVENUES(1)
TWELVE MONTHS 2012 AND 2011
(UNAUDITED)
(millions of dollars)

	2012	2011	Change	Foreign Exchange	Operational
Primary Care	$15,558	$22,670	(31%)	(1%)	(30%)
Specialty Care	14,151	15,245	(7%)	(2%)	(5%)
Established Products	10,235	9,214	11%	(2%)	13%
Emerging Markets	9,960	9,295	7%	(5%)	12%
Oncology	1,310	1,323	(1%)	(3%)	2%
Biopharmaceutical	51,214	57,747	(11%)	(2%)	(9%)

Animal Health	4,299	4,184	3%	(3%)	6%
Consumer Healthcare	3,212	3,028	6%	(2%)	8%
Other	261	300	(13%)	(1%)	(12%)

Total	$58,986	$65,259	(10%)	(2%)	(8%)

(1)	For a description of each business unit, see Note 13A to Pfizer's condensed consolidated financial statements included in Pfizer's Form 10-Q for the fiscal quarter ended September 30, 2012.

PFIZER INC.
ADJUSTED SELECTED COSTS AND EXPENSES
TWELVE MONTHS 2012 AND 2011
(UNAUDITED)

($ in millions)				Foreign
(Favorable)/Unfavorable	2012	2011	Change	Exchange	Operational
Adjusted Cost of Sales(1)	$10,994	$12,034	(9%)	(4%)	(5%)
As a Percent of Revenues	18.6%	18.4%	N/A	N/A	N/A
Adjusted SI&A Expenses(1)	16,281	18,722	(13%)	(2%)	(11%)
Adjusted R&D Expenses(1)	7,346	8,398	(13%)	(1%)	(12%)

Total	$34,621	$39,154	(12%)	(2%)	(10%)

(1)
Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses and Adjusted research and development (R&D) expenses are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Reconciliations of certain GAAP reported to non-GAAP adjusted information for the three and twelve months ended December 31, 2012 and 2011 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

PFIZER INC.
REVENUES
FOURTH-QUARTER 2012 and 2011
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
			% Change				% Change			% Change
	2012	2011	Total	Oper.	2012	2011	Total	2012	2011	Total	Oper.
TOTAL REVENUES	$15,068	$16,141	(7%)	(5%)	$5,783	$6,328	(9%)	$9,285	$9,813	(5%)	(3%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$12,893	$14,136	(9%)	(7%)	$4,809	$5,459	(12%)	$8,084	$8,677	(7%)	(4%)
Lyrica	1,132	998	13%	16%	443	398	11%	689	600	15%	18%
Lipitor(b)	584	1,999	(71%)	(70%)	61	816	(93%)	523	1,183	(56%)	(55%)
Enbrel (Outside the U.S. and Canada)	957	925	3%	8%	-	-	-	957	925	3%	8%
Prevnar 13/Prevenar 13	993	834	19%	22%	464	395	17%	529	439	21%	25%
Celebrex	750	667	12%	13%	479	418	15%	271	249	9%	11%
Viagra	553	523	6%	6%	313	271	15%	240	252	(5%)	(3%)
Norvasc	348	364	(4%)	(3%)	10	-	100%	338	364	(7%)	(7%)
Zyvox	349	318	10%	12%	175	154	14%	174	164	6%	11%
Sutent	323	317	2%	5%	82	89	(8%)	241	228	6%	10%
Premarin family	276	256	8%	8%	253	232	9%	23	24	(4%)	1%
Genotropin	213	235	(9%)	(7%)	54	61	(11%)	159	174	(9%)	(5%)
Xalatan/Xalacom	189	290	(35%)	(33%)	8	17	(53%)	181	273	(34%)	(31%)
BeneFIX	198	175	13%	15%	86	78	10%	112	97	15%	19%
Detrol/Detrol LA	185	215	(14%)	(13%)	124	135	(8%)	61	80	(24%)	(22%)
Vfend	211	189	12%	16%	25	22	14%	186	167	11%	18%
Chantix/Champix	174	175	(1%)	-	79	78	1%	95	97	(2%)	(2%)
Pristiq	169	155	9%	9%	128	126	2%	41	29	41%	37%
Refacto AF/Xyntha	164	126	30%	33%	27	22	23%	137	104	32%	34%
Zoloft	143	153	(7%)	(4%)	19	17	12%	124	136	(9%)	(6%)
Revatio	120	142	(15%)	(14%)	62	83	(25%)	58	59	(2%)	1%
Medrol	135	127	6%	8%	35	36	(3%)	100	91	10%	13%
Zosyn/Tazocin	106	146	(27%)	(26%)	42	77	(45%)	64	69	(7%)	(4%)
Zithromax/Zmax	117	118	(1%)	1%	3	3	-	114	115	(1%)	1%
Effexor	83	141	(41%)	(40%)	7	35	(80%)	76	106	(28%)	(27%)
Prevnar/Prevenar (7-valent)	96	82	17%	13%	-	-	-	96	82	17%	13%
Fragmin	98	99	(1%)	-	6	11	(45%)	92	88	5%	6%
Relpax	102	91	12%	14%	59	51	16%	43	40	8%	9%
Rapamune	87	87	-	3%	45	49	(8%)	42	38	11%	16%
Cardura	84	91	(8%)	(6%)	1	1	-	83	90	(8%)	(7%)
Tygacil	86	74	16%	17%	37	36	3%	49	38	29%	33%
Aricept(c)	77	115	(33%)	(33%)	-	-	-	77	115	(33%)	(33%)
Xanax XR	71	74	(4%)	-	12	11	9%	59	63	(6%)	(2%)
BMP2	71	63	13%	12%	71	63	13%	-	-	-	-
Sulperazon	71	63	13%	11%	-	-	-	71	63	13%	11%
Diflucan	74	64	16%	17%	-	2	(100%)	74	62	19%	19%
Caduet	67	103	(35%)	(35%)	7	37	(81%)	60	66	(9%)	(9%)
Neurontin	63	67	(6%)	(5%)	11	12	(8%)	52	55	(5%)	(6%)
Dalacin/Cleocin	56	53	6%	8%	18	14	29%	38	39	(3%)	4%
Unasyn	63	59	7%	8%	-	2	(100%)	63	57	11%	11%
Metaxalone/Skelaxin	74	58	28%	29%	74	58	28%	-	-	-	-
Inspra	58	53	9%	12%	1	1	-	57	52	10%	12%
Toviaz	57	50	14%	16%	31	27	15%	26	23	13%	17%
Somavert	55	50	10%	14%	13	12	8%	42	38	11%	15%
Alliance revenues(d)	915	952	(4%)	(3%)	712	599	19%	203	353	(42%)	(42%)
All other biopharmaceutical products(e)	2,096	2,200	(5%)	(2%)	732	910	(20%)	1,364	1,290	6%	11%
All other established products(e)	1,565	1,464	7%	9%	532	496	7%	1,033	968	7%	11%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$1,171	$1,106	6%	8%	$482	$443	9%	$689	$663	4%	8%
CONSUMER HEALTHCARE	$936	$810	16%	17%	$472	$403	17%	$464	$407	14%	16%
OTHER(f)	$68	$89	(24%)	(23%)	$20	$23	(13%)	$48	$66	(27%)	(28%)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012.  This loss of exclusivity reduced branded worldwide revenues by $1.4 billion in the fourth quarter of 2012, in comparison with the fourth quarter of 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(e)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(f)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2012 and 2011
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
			% Change				% Change				% Change
	2012	2011	Total	Oper.	2012	2011	Total	Oper.	2012	2011	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,350	$4,022	(17%)	(13%)	$2,724	$3,002	(9%)	(9%)	$3,211	$2,789	15%	18%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$2,984	$3,674	(19%)	(15%)	$2,448	$2,739	(11%)	(10%)	$2,652	$2,264	17%	20%
Lyrica	364	324	12%	18%	217	188	15%	16%	108	88	23%	25%
Lipitor(d)	107	596	(82%)	(81%)	201	360	(44%)	(44%)	215	227	(5%)	(4%)
Enbrel (Outside Canada)	627	629	-	4%	104	133	(22%)	(21%)	226	163	39%	45%
Prevnar 13/Prevenar 13	208	199	5%	9%	65	70	(7%)	(7%)	256	170	51%	58%
Celebrex	40	48	(17%)	(10%)	138	124	11%	11%	93	77	21%	23%
Viagra	103	104	(1%)	2%	49	54	(9%)	(9%)	88	94	(6%)	(5%)
Norvasc	28	38	(26%)	(21%)	171	198	(14%)	(13%)	139	128	9%	8%
Zyvox	78	77	1%	6%	39	41	(5%)	-	57	46	24%	28%
Sutent	114	115	(1%)	4%	48	47	2%	2%	79	66	20%	24%
Premarin family	3	2	50%	-	9	10	(10%)	11%	11	12	(8%)	-
Genotropin	71	89	(20%)	(17%)	58	59	(2%)	-	30	26	15%	23%
Xalatan/Xalacom	55	124	(56%)	(52%)	79	99	(20%)	(19%)	47	50	(6%)	(2%)
BeneFIX	66	62	6%	10%	39	31	26%	33%	7	4	75%	50%
Detrol/Detrol LA	22	38	(42%)	(39%)	28	27	4%	-	11	15	(27%)	(14%)
Vfend	78	78	-	5%	44	45	(2%)	10%	64	44	45%	51%
Chantix/Champix	35	41	(15%)	(12%)	47	46	2%	-	13	10	30%	18%
Pristiq	-	-	-	-	28	19	47%	30%	13	10	30%	40%
Refacto AF/Xyntha	99	95	4%	7%	20	8	150%	122%	18	1	*	*
Zoloft	15	20	(25%)	(20%)	71	84	(15%)	(13%)	38	32	19%	19%
Revatio	33	36	(8%)	(3%)	16	13	23%	15%	9	10	(10%)	-
Medrol	24	25	(4%)	4%	12	13	(8%)	-	64	53	21%	23%
Zosyn/Tazocin	11	14	(21%)	(14%)	2	3	(33%)	-	51	52	(2%)	-
Zithromax/Zmax	14	19	(26%)	(22%)	52	53	(2%)	(2%)	48	43	12%	14%
Effexor	26	40	(35%)	(32%)	22	41	(46%)	(46%)	28	25	12%	16%
Prevnar/Prevenar (7-valent)	-	1	(100%)	-	88	81	9%	12%	8	-	100%	60%
Fragmin	47	46	2%	7%	26	20	30%	10%	19	22	(14%)	(5%)
Relpax	20	20	-	11%	17	16	6%	6%	6	4	50%	50%
Rapamune	15	15	-	7%	5	5	-	-	22	18	22%	26%
Cardura	25	25	-	-	32	39	(18%)	(18%)	26	26	-	-
Tygacil	17	15	13%	20%	2	2	-	-	30	21	43%	36%
Aricept(e)	17	58	(71%)	(67%)	51	45	13%	9%	9	12	(25%)	(18%)
Xanax XR	24	27	(11%)	(7%)	11	14	(21%)	(8%)	24	22	9%	9%
BMP2	-	-	-	-	-	-	-	-	-	-	-	-
Sulperazon	-	-	-	-	9	10	(10%)	(9%)	62	53	17%	15%
Diflucan	13	21	(38%)	(33%)	11	12	(8%)	(15%)	50	29	72%	72%
Caduet	4	5	(20%)	(20%)	41	46	(11%)	(11%)	15	15	-	7%
Neurontin	13	18	(28%)	(26%)	14	15	(7%)	(20%)	25	22	14%	14%
Dalacin/Cleocin	9	9	-	-	5	8	(38%)	(14%)	24	22	9%	9%
Unasyn	12	8	50%	63%	21	20	5%	-	30	29	3%	7%
Metaxalone/Skelaxin	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	35	34	3%	9%	17	14	21%	13%	5	4	25%	25%
Toviaz	22	19	16%	21%	1	1	-	-	3	3	-	50%
Somavert	34	32	6%	13%	5	3	67%	25%	3	3	-	-
Alliance revenues(f)	38	103	(63%)	(60%)	151	228	(34%)	(34%)	14	22	(36%)	(29%)
All other biopharmaceutical products(g)	418	405	3%	9%	382	394	(3%)	2%	564	491	15%	19%
All other established products(g)	281	290	(3%)	2%	265	288	(8%)	(7%)	487	390	25%	30%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$366	$348	5%	9%	$276	$263	5%	3%	$559	$525	6%	11%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)
Lipitor lost exclusivity in various international markets in 2011 and 2012.  This loss of exclusivity reduced branded international revenues by $636 million in the fourth quarter of 2012, in comparison with the fourth quarter of 2011.

(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(g)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
TWELVE MONTHS 2012 and 2011
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
			% Change				% Change			% Change
	2012	2011	Total	Oper.	2012	2011	Total	2012	2011	Total	Oper.
TOTAL REVENUES	$58,986	$65,259	(10%)	(8%)	$23,086	$26,933	(14%)	$35,900	$38,326	(6%)	(2%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$51,214	$57,747	(11%)	(9%)	$19,708	$23,707	(17%)	$31,506	$34,040	(7%)	(4%)
Lyrica	4,158	3,693	13%	16%	1,672	1,514	10%	2,486	2,179	14%	19%
Lipitor(b)	3,948	9,577	(59%)	(58%)	932	5,003	(81%)	3,016	4,574	(34%)	(33%)
Enbrel (Outside the U.S. and Canada)	3,737	3,666	2%	8%	-	-	-	3,737	3,666	2%	8%
Prevnar 13/Prevenar 13	3,718	3,657	2%	4%	1,887	1,928	(2%)	1,831	1,729	6%	10%
Celebrex	2,719	2,523	8%	9%	1,745	1,597	9%	974	926	5%	8%
Viagra	2,051	1,981	4%	5%	1,135	1,003	13%	916	978	(6%)	(3%)
Norvasc	1,349	1,445	(7%)	(6%)	48	23	109%	1,301	1,422	(9%)	(8%)
Zyvox	1,345	1,283	5%	8%	665	640	4%	680	643	6%	11%
Sutent	1,236	1,187	4%	9%	337	307	10%	899	880	2%	8%
Premarin family	1,073	1,013	6%	7%	977	915	7%	96	98	(2%)	5%
Genotropin	832	889	(6%)	(4%)	204	205	-	628	684	(8%)	(4%)
Xalatan/Xalacom	806	1,250	(36%)	(33%)	38	176	(78%)	768	1,074	(28%)	(26%)
BeneFIX	775	693	12%	14%	358	301	19%	417	392	6%	11%
Detrol/Detrol LA	761	883	(14%)	(13%)	486	557	(13%)	275	326	(16%)	(13%)
Vfend	754	747	1%	5%	89	86	3%	665	661	1%	5%
Chantix/Champix	670	720	(7%)	(6%)	313	326	(4%)	357	394	(9%)	(7%)
Pristiq	630	577	9%	10%	493	474	4%	137	103	33%	37%
Refacto AF/Xyntha	584	506	15%	20%	106	97	9%	478	409	17%	23%
Zoloft	541	573	(6%)	(4%)	68	63	8%	473	510	(7%)	(5%)
Revatio	534	535	-	2%	312	312	-	222	223	-	5%
Medrol	523	510	3%	5%	140	152	(8%)	383	358	7%	10%
Zosyn/Tazocin	484	636	(24%)	(22%)	217	344	(37%)	267	292	(9%)	(5%)
Zithromax/Zmax	435	453	(4%)	(3%)	12	20	(40%)	423	433	(2%)	(1%)
Effexor	425	678	(37%)	(35%)	109	242	(55%)	316	436	(28%)	(24%)
Prevnar/Prevenar (7-valent)	399	488	(18%)	(16%)	-	-	-	399	488	(18%)	(16%)
Fragmin	381	382	-	4%	42	43	(2%)	339	339	-	5%
Relpax	368	341	8%	10%	219	193	13%	149	148	1%	5%
Rapamune	346	372	(7%)	(4%)	185	188	(2%)	161	184	(13%)	(7%)
Cardura	338	380	(11%)	(9%)	5	5	-	333	375	(11%)	(9%)
Tygacil	335	298	12%	16%	152	148	3%	183	150	22%	30%
Aricept(c)	326	450	(28%)	(25%)	-	-	-	326	450	(28%)	(25%)
Xanax XR	274	306	(10%)	(5%)	50	52	(4%)	224	254	(12%)	(6%)
BMP2	263	340	(23%)	(23%)	263	323	(19%)	-	17	(100%)	(98%)
Sulperazon	262	218	20%	19%	-	-	-	262	218	20%	19%
Diflucan	259	265	(2%)	1%	4	5	(20%)	255	260	(2%)	1%
Caduet	258	538	(52%)	(52%)	33	272	(88%)	225	266	(15%)	(14%)
Neurontin	235	289	(19%)	(16%)	48	63	(24%)	187	226	(17%)	(14%)
Dalacin/Cleocin	232	192	21%	24%	90	49	84%	142	143	(1%)	4%
Unasyn	228	231	(1%)	-	2	6	(67%)	226	225	-	2%
Metaxalone/Skelaxin(d)	223	203	10%	10%	223	203	10%	-	-	-	-
Inspra	214	195	10%	15%	5	4	25%	209	191	9%	15%
Toviaz	207	187	11%	14%	113	99	14%	94	88	7%	13%
Somavert	197	183	8%	14%	46	39	18%	151	144	5%	13%
Alliance revenues(e)	3,492	3,630	(4%)	(3%)	2,620	2,227	18%	872	1,403	(38%)	(37%)
All other biopharmaceutical products(f)	8,289	8,584	(3%)	(1%)	3,265	3,503	(7%)	5,024	5,081	(1%)	4%
All other established products(f)	6,074	5,671	7%	10%	2,165	1,783	21%	3,909	3,888	1%	5%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$4,299	$4,184	3%	6%	$1,771	$1,648	7%	$2,528	$2,536	-	5%
CONSUMER HEALTHCARE	$3,212	$3,028	6%	8%	$1,526	$1,490	2%	$1,686	$1,538	10%	13%
OTHER(g)	$261	$300	(13%)	(12%)	$81	$88	(8%)	$180	$212	(15%)	(13%)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012.  This loss of exclusivity reduced branded worldwide revenues by $5.6 billion in 2012, in comparison with 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Legacy King product. King's operations are included in our financial statements commencing from the acquisition date of January 31, 2011.
(e)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(f)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(g)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2012 and 2011
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
			% Change				% Change				% Change
	2012	2011	Total	Oper.	2012	2011	Total	Oper.	2012	2011	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$13,375	$16,099	(17%)	(11%)	$10,554	$10,975	(4%)	(4%)	$11,971	$11,252	6%	12%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$12,010	$14,737	(19%)	(13%)	$9,536	$10,008	(5%)	(5%)	$9,960	$9,295	7%	12%
Lyrica	1,319	1,255	5%	12%	743	569	31%	31%	424	355	19%	26%
Lipitor(d)	1,149	2,400	(52%)	(50%)	978	1,315	(26%)	(26%)	889	859	3%	5%
Enbrel (Outside Canada)	2,318	2,387	(3%)	4%	555	524	6%	5%	864	755	14%	23%
Prevnar 13/Prevenar 13	704	744	(5%)	1%	266	241	10%	11%	861	744	16%	18%
Celebrex	161	182	(12%)	(4%)	479	431	11%	12%	334	313	7%	11%
Viagra	370	400	(8%)	(3%)	201	212	(5%)	(4%)	345	366	(6%)	(2%)
Norvasc	119	165	(28%)	(22%)	659	773	(15%)	(16%)	523	484	8%	9%
Zyvox	302	306	(1%)	6%	154	149	3%	4%	224	188	19%	26%
Sutent	439	468	(6%)	1%	176	169	4%	4%	284	243	17%	26%
Premarin family	10	10	-	-	36	34	6%	9%	50	54	(7%)	2%
Genotropin	295	356	(17%)	(12%)	224	221	1%	-	109	107	2%	8%
Xalatan/Xalacom	275	509	(46%)	(42%)	311	369	(16%)	(16%)	182	196	(7%)	-
BeneFIX	248	255	(3%)	4%	137	113	21%	21%	32	24	33%	33%
Detrol/Detrol LA	119	157	(24%)	(21%)	102	109	(6%)	(6%)	54	60	(10%)	(3%)
Vfend	281	304	(8%)	(1%)	162	153	6%	5%	222	204	9%	14%
Chantix/Champix	129	175	(26%)	(23%)	179	170	5%	5%	49	49	-	8%
Pristiq	-	-	-	-	90	67	34%	32%	47	36	31%	42%
Refacto AF/Xyntha	373	374	-	6%	64	33	94%	94%	41	2	*	*
Zoloft	59	81	(27%)	(22%)	278	301	(8%)	(8%)	136	128	6%	11%
Revatio	133	141	(6%)	1%	56	47	19%	17%	33	35	(6%)	6%
Medrol	94	103	(9%)	(2%)	48	48	-	-	241	207	16%	19%
Zosyn/Tazocin	48	63	(24%)	(17%)	13	14	(7%)	(7%)	206	215	(4%)	(1%)
Zithromax/Zmax	59	80	(26%)	(21%)	186	184	1%	(1%)	178	169	5%	7%
Effexor	110	181	(39%)	(35%)	102	155	(34%)	(34%)	104	100	4%	9%
Prevnar/Prevenar (7-valent)	-	23	(100%)	(100%)	346	358	(3%)	(5%)	53	107	(50%)	(39%)
Fragmin	182	178	2%	8%	84	77	9%	9%	73	84	(13%)	(6%)
Relpax	70	76	(8%)	(1%)	60	56	7%	9%	19	16	19%	25%
Rapamune	54	60	(10%)	(3%)	18	18	-	-	89	106	(16%)	(8%)
Cardura	97	119	(18%)	(13%)	134	155	(14%)	(14%)	102	101	1%	6%
Tygacil	67	64	5%	14%	7	6	17%	17%	109	80	36%	44%
Aricept(e)	110	229	(52%)	(49%)	177	170	4%	6%	39	51	(24%)	(18%)
Xanax XR	89	107	(17%)	(10%)	44	50	(12%)	(10%)	91	97	(6%)	2%
BMP2	-	17	(100%)	(100%)	-	-	-	-	-	-	-	-
Sulperazon	-	-	-	-	36	42	(14%)	(16%)	226	176	28%	27%
Diflucan	60	80	(25%)	(19%)	41	47	(13%)	(13%)	154	133	16%	18%
Caduet	14	18	(22%)	(17%)	149	189	(21%)	(22%)	62	59	5%	8%
Neurontin	58	76	(24%)	(18%)	45	57	(21%)	(23%)	84	93	(10%)	(5%)
Dalacin/Cleocin	32	35	(9%)	(3%)	26	27	(4%)	-	84	81	4%	10%
Unasyn	39	34	15%	24%	76	81	(6%)	(9%)	111	110	1%	3%
Metaxalone/Skelaxin(f)	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	131	126	4%	12%	61	51	20%	18%	17	14	21%	29%
Toviaz	76	71	7%	14%	8	8	-	13%	10	9	11%	11%
Somavert	123	121	2%	10%	17	14	21%	23%	11	9	22%	33%
Alliance revenues(g)	242	536	(55%)	(52%)	565	785	(28%)	(29%)	65	82	(21%)	(12%)
All other biopharmaceutical products(h)	1,452	1,671	(13%)	(7%)	1,443	1,416	2%	2%	2,129	1,994	7%	14%
All other established products(h)	1,050	1,173	(10%)	(4%)	1,051	1,094	(4%)	(4%)	1,808	1,621	12%	19%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$1,365	$1,362	-	7%	$1,018	$967	5%	6%	$2,011	$1,957	3%	8%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)	Lipitor lost exclusivity in various international markets in 2011 and 2012. This loss of exclusivity reduced branded international revenues by $1.6 billion in 2012, in comparison with 2011.
(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Legacy King product. King's operations are included in our financial statements commencing from the acquisition date of January 31, 2011.
(g)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(h)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 13% in the fourth quarter and 19% in full-year 2012, compared to the same periods in 2011. The decreases were primarily due to lower purchase accounting adjustments in 2012, lower costs related to our cost-reduction and productivity initiatives and acquisition-related costs, as well as the benefits generated from the ongoing productivity initiatives to streamline the manufacturing network. Additionally, the decreases were due to reduced manufacturing volumes related to products that lost exclusivity in various markets. The decreases were partially offset by the unfavorable impact of a shift in geographic, business and product mix for both periods. In addition, reported cost of sales in fourth-quarter 2012 reflects the unfavorable impact of foreign exchange of 7%, while reported cost of sales in full-year 2012 reflects the favorable impact of foreign exchange of 3%.

Reported cost of sales as a percentage of revenues decreased 1.4 percentage points to 21.1% in the fourth quarter of 2012, compared to the same period in 2011, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses decreased 7% in fourth-quarter 2012 and 12% in full-year 2012, compared to the same periods in 2011. The decreases were primarily due to savings generated from a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity and more streamlined corporate support functions, as well as the favorable impact of foreign exchange of 1% in the fourth quarter of 2012 and 2% in full-year 2012, partially offset by costs associated with the potential separation of Zoetis employees, net assets and operations from Pfizer.

Reported R&D expenses decreased 17% in fourth-quarter 2012 and 13% in full-year 2012, compared to the same periods in 2011, primarily due to savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives, which were partially offset in full-year 2012 by a $250 million payment to AstraZeneca in the third quarter of 2012 to obtain the exclusive global over-the-counter rights to Nexium.

3. Other Deductions – Net

($ in millions)	Fourth-Quarter		Full-Year
	2012	2011	2012	2011
Interest income(a)	$(108)	$(125)	$(383)	$(456)
Interest expense(a)	373	396	1,524	1,681
Net interest expense	265	271	1,141	1,225
Royalty-related income	(116)	(122)	(469)	(569)
Net (gain)/loss on asset disposals	(7)	32	(52)	(15)
Certain legal matters, net(b)	206	165	2,220	784
Certain asset impairment charges(c)	366	277	927	902
Costs associated with the potential separation of Zoetis(d)	32	33	125	33
Other, net	2	41	139	139
Other deductions––net	$748	$697	$4,031	$2,499
(a)
Interest income decreased in both periods in 2012 due to lower average cash balances and lower interest rates earned on investments. Interest expense decreased in both periods in 2012 due to lower debt balances and the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
In fourth-quarter 2012, primarily includes charges related to Chantix litigation. In full-year 2012, primarily includes a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth’s historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to hormone-replacement therapy litigation and Chantix litigation. In 2011, primarily includes charges for hormone-replacement therapy litigation.

(c)
In fourth-quarter and full-year 2012, primarily relates to certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including in-process research and development (IPR&D) intangible assets. In fourth-quarter 2011, primarily relates to our indefinite-lived brand asset, Xanax, as a result of an increased competitive environment. In full-year 2011, substantially all relates to certain intangible assets acquired in connection with our acquisition of Wyeth, including IPR&D intangible assets, and our indefinite-lived brand asset, Xanax, as mentioned in the previous sentence.

(d)
Costs incurred in connection with the potential initial public offering of up to a 19.8% ownership stake in Zoetis.  Includes expenditures for banking, legal, accounting and similar services related to the potential transaction.

4. Effective Tax Rate

Reported
The effective tax rate for continuing operations was 31.3% for the fourth quarter of 2012 compared with 34.4% for the fourth quarter of 2011, and 21.2% for full-year 2012 compared with 31.8% for full-year 2011. The lower rates for 2012 compared with the prior-year rates reflect the impact of the change in the jurisdictional mix of earnings and the expiration of the U.S. research and development tax credit. The full-year 2012 effective tax rate was also favorably impacted by a settlement with the U.S. Internal Revenue Service related to audits for multiple tax years and the resolution of foreign audits pertaining to multiple tax years, partially offset by the unfavorable impact of the non-deductibility of a legal charge related to Rapamune, all recorded in third-quarter 2012.

Adjusted
The effective tax rate on adjusted income(1) was 31.0% in fourth-quarter 2012 compared with 29.8% in fourth-quarter 2011, and 29.3% in full-year 2012 compared with 29.6% in full-year 2011. The rates for 2012 compared with the prior-year rates reflect the impact of the change in the jurisdictional mix of earnings and the expiration of the U.S. research and development tax credit. The full-year 2012 effective tax rate compared to the prior-year rate also reflects the favorable impact of the resolution of the aforementioned foreign audits recorded in third-quarter 2012.

5. Reconciliation of 2013 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2013 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance(a)

Full-Year 2013 Guidance
(Billions of dollars, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance(c)	~$15.4 - $16.1	~$2.20 - $2.30
Purchase Accounting Impacts of Transactions Completed as of 12/31/12	(3.4)	(0.49)
Acquisition-Related Costs	(0.4 - 0.5)	(0.06 - 0.07)
Non-Acquisition-Related Restructuring Costs(d)	(0.5 – 0.8)	(0.08 - 0.12)
Costs associated with the potential separation of Zoetis(c)	(0.2)	(0.02)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance(c)	~$10.5 - $11.6	~$1.50 - $1.65

(a)	The exchange rates assumed in connection with the 2013 financial guidance are as of mid-January 2013.
(b)
Does not assume the completion of any business development transactions not completed as of December 31, 2012, including any one-time upfront payments associated with such transactions, and excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2012.

(c)
The 2013 financial guidance reflects the benefit of a full-year contribution from Zoetis. Adjusted(1) and Reported Diluted EPS guidance includes a $0.02 unfavorable impact for Zoetis-related interest expense and certain duplicative and other costs given its potential separation.  Reported Diluted EPS guidance includes an additional $0.02 unfavorable impact for costs related to the establishment of Zoetis’ corporate and manufacturing support functions, and certain other costs related to the potential separation of Zoetis from Pfizer, including new branding, creation of a standalone infrastructure, site separation and certain legal registration and patent assignment costs.

(d)
Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and amounts related to other cost-reduction and productivity initiatives. These amounts are included in Certain Significant Items.

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(1)
“Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported U.S. generally accepted accounting principles (GAAP) net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended September 30, 2012, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The Adjusted income and Adjusted diluted EPS measures are not, and should not be viewed as substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of January 29, 2013. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic review, capital allocation, business development plans, and share-repurchase and dividend-rate plans that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
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the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates;

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decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

●	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
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the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

●	the success of external business-development activities;
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competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

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the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

●	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;
●	the ability to successfully market both new and existing products domestically and internationally;
●	difficulties or delays in manufacturing;
●	trade buying patterns;
●	the impact of existing and future legislation and regulatory provisions on product exclusivity;
●	trends toward managed care and healthcare cost containment;
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the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

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the possible failure of the federal government to increase or suspend the federal debt ceiling and any resulting inability of the federal government to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs;

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the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act -- and of any modification or repeal of any of the provisions thereof;

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U.S. legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

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legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

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the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

●	contingencies related to actual or alleged environmental contamination;
●	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
●	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
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legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

●	our ability to protect our patents and other intellectual property, both domestically and internationally;
●	interest rate and foreign currency exchange rate fluctuations;
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governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

●	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
●	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
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any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

●	changes in U.S. generally accepted accounting principles;
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uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

●	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas;
●	growth in costs and expenses;
●	changes in our product, segment and geographic mix;
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the possibility that the potential initial public offering (IPO) of up to a 19.8% ownership stake in Zoetis Inc., for which a registration statement has been filed with the Securities and Exchange Commission, will not be consummated at all or within the anticipated time period or at a price within the estimated IPO range, including as the result of regulatory, market or other factors; and, if the IPO is consummated, the impact of the strategic alternative that we decide to pursue with regard to our remaining ownership stake in Zoetis Inc.; and

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the impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

This earnings release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, which will be made only by prospectus.